Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSING AND COMMERCIALISATION AGREEMENT

BETWEEN

UNIVERSITI SAINS MALAYSIA

AND

VAX BIOTECH SDN. BHD.

RELATING TO THE RESEARCH, DEVELOPMENT AND
COMMERCIALISATION OF FUSION PROTEIN AND CHIMERIC
PROTEIN AS MUCOSAL DELIVERY SYSTEM

THIS LICENSING AND COMMERCIALISATION AGREEMENT (hereinafter referred to as “Agreement”) is made this 12th day of September 2023

BETWEEN

UNIVERSITI SAINS MALAYSIA, a public university established under the Universities and University Colleges Act 1971, and for the purpose of this Agreement, is represented by Centre for Innovation and Consultation with its principal office at Universiti Sains Malaysia, 11800 USM, Pulau Pinang (hereinafter referred to as “LICENSOR”) of the one part;

AND

VAX BITOECH SDN. BHD. (Company No: 202101002982 (1403280-T) a company incorporated in Malaysia under the Companies Act 1965 with its registered address at Suite 02-07 & 02-08, Level 2, Menara See Hoy Chan, No. 374 Jalan Tun Razak, 50400 Kuala Lumpur W.P., Kuala Lumpur, Malaysia (hereinafter referred to as “LICENSEE”) of the other part.

(LICENSOR and LICENSEE, where the context so requires, shall hereinafter be referred to collectively as “Parties” and individually as “Party”).

RECITALS:

A.	The LICENSOR is Malaysia’s premier public university with APEX university status, together with research and teaching facilities, experience, and a multi- disciplinary team of experts from among its staff members aspires to undertake the creation, development, dissemination and application of knowledge that can contribute towards achieving the Government’s goal of nation building.

B.	The LICENSOR is the legal and beneficial owner of the INVENTION (as hereinafter defined) and as described in Schedule I hereto and the INVENTION is a subject matter of Intellectual Properties application (hereinafter referred to as “the IP”) particulars of which are described in Schedule II hereto.

C.	The LICENSEE is a USM Spin Off company to commercialize USM’s technology, product, and Intellectual Property and incorporated on 25 January 2021.

D.	The LICENSEE wishes to utilise the INVENTION for purposes of development, manufacturing, selling and otherwise dealing with products made in accordance with the IP application specification and the LICENSOR’s Technical Information in respect of the INVENTION from the LICENSOR and the LICENSOR is willing to grant a licence to the LICENSEE to do so on terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual understanding, promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS & INTERPRETATIONS

1.1.	For the purposes of this Agreement, the following words and phrases shall, where they appear in capital letters, have the following meaning:

EFFECTIVE DATE	means the date of this Agreement
FORCE MAJEURE

means any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the Party to perform and, without limiting the generality thereof, includes-

(1) Strikes, lockouts, pandemic/endemic or other industrial actions;

(2) Civil commotion, riot, invasion, war threat or preparation for war; transport or other means of public or private transport; or

(3) Fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

(4) Impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport; or

(5) Political or governmental interference or actions within the normal operations of any Party.

INVENTION	means the development process of designing and constructing a fusion and chimeric protein as a mucosa! delivery system, the particulars of which are described in Schedule I hereto
LICENSED PROCESS	means the process of further research, development, manufacture and/or production of the LICENSED PRODUCTS in accordance with the INVENTION including any modification to the LICENSED PROCESS.
LICENSED PRODUCTS

means the finished product(s) manufactured or produced by the LICENSEE or its sub-licensee in accordance with description or specification of the INVENTION or LICENSOR’s TECHNICAL INFORMATION or within the claims of the Patent.

LICENSEE

means VAX BIOTECH SON. BHD. (Company No: 202101002982 (1403280-T), with its registered address at Suite 02-07 & 02-08, Level 2, Menara See Hoy Chan, No. 374 Jalan Tun Razak, 50400 Kuala Lumpur W.P., Kuala Lumpur, Malaysia

LICENSOR

means UNIVERSITI SAINS MALAYSIA, a public university established under the Universities and University Colleges Act 1971 with its principal office at Universiti Sains Malaysia, 11800 USM, Pulau Pinang.

LICENSOR’s TECHNICAL INFORMATION

means technical information relating to the INVENTION, the IP and the LICENSED PROCESS necessary to commercially manufacture the LICENSED PRODUCTS including material composition, raw materials specifications, process equipment specifications, processing conditions, output standards and quality assurance methods.

MAIN INVENTORS	means [***] who is the LICENSOR’s staff responsible for the development of the INVENTION and LICENSED PROCESS and LICENSOR’s TECHNICAL INFORMATION.
SUB-LICENSING REVENUE

means all cash, sub-licensing fees, good will fees, research fees and all other payments and the cash equivalent thereof, which are paid to the LICENSEE by any third party or any new company equities and shares acquired by the LICENSEE from third party due to sub- licensing.

TERM	means the period during which the Agreement continues to be in force pursuant to Clause 4.

1.2.	In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

1.2.1.	words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

1.2.2.	words denoting persons include corporations, and vice versa, and also include their respective heirs, personal representatives, successors in title or permitted assigns, as the case may be;

1.2.3.	where a word or phrase is given a defined meaning in this Agreement, any other of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

1.2.4.	where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrases and where a word or phrase serves only to illustrate or-emphasise any of the provisions of this Agreement such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.5.	any reference to a recital, sub-paragraph, paragraph, sub-clause, clause, schedule, appendix, annex, or party, is to the relevant recital, sub-paragraph, paragraph, sub-clause, clause, schedule, appendix, annex or party of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement from time to time in force;

1.2.6.	any reference to a statutory provIsIon includes any modification, consolidation or reenactment thereof for the time being in force, and all statutory instruments or orders made pursuant thereto;

1.2.7.	any reference to “pay” or cognate expressions, includes payments made in cash or by way of bank drafts (drawn on a blank licensed to carry on banking business under the provisions of the Banking and Financial Institutions Act 1989) or effected through inter-bank transfers to the transferable, cleared funds and the word “Ringgit” and the abbreviation “RM” mean the lawful currency of Malaysia;

1.2.8.	any reference to “writing”, or cognate expressions, includes, any communication effected by telex, cable, facsimile transmission or other comparable means;

1.2.9.	any reference to a “business day” is to a day (not being a Saturday or Sunday) on which banks, licensed to carry on banking business under the provisions of the Banking and Financial Institutions Act 1989, are open for business in Kuala Lumpur and Penang and any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar; and

1.2.10.	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated of that day and if any period of time falls on a day, which is not a business day, then that period is to be deemed to only expire on the next business day.

1.3.	The Recitals and Schedules to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy shall, for the purposes of this interpretation and enforcement of this Agreement, be resolved by –

1.3.1.	Giving the provisions contained in the clauses of this Agreement, priority and precedence over the provisions contained in the Schedules and Recitals to this Agreement; and

1.3.2.	Giving the provisions contained in the Schedules of this Agreement, priority and precedence over the provisions contained in the Recitals to this Agreement.

1.4.	The headings and sub-headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provision herein contained.

2.	GRANT OF RIGHTS

2.1.	The LICENSOR hereby agrees that it shall grant to the LICENSEE, and the LICENSEE hereby agrees that it shall accept –

2.1.1.	an exclusive licence to use the LICENSOR’s TECHNICAL INFORMATION to conduct further research and development, manufacture and sell the LICENSED PRODUCTS, on terms and conditions as set forth in this Agreement;

2.1.2.	an exclusive license to use, sell or otherwise deal in the LICENSED PRODUCTS, on terms and conditions as set forth in this Agreement; and

2.2.	The LICENSEE shall be entitled to sub-license any of the rights granted or to be granted under sub-clauses 2.1.1 and 2.1.2 hereof, provided that:

2.2.1.	the LICENSEE has obtained prior written consent from the LICENSOR for the sub-licence and complies with the provisions of all the sub-clauses of Clause 2 hereof;

2.2.2.	the LICENSEE shall not grant any rights which are inconsistent with the rights granted to and obligations of the LICENSEE hereunder and the sub-license agreement shall contain provisions requiring the sub- licensee to observe and perform provisions relating to confidentiality, non-assignability, and termination contained in this Agreement;

2.2.3.	the sub-license agreement has provisions prohibiting the sub-licensee from further sub-licensing the rights granted or to be granted under sub-clauses 2.1.1 and 2.1.2, and express provisions automatically terminating the sub-license agreement on the termination of this Agreement;

2.2.4.	any act or omission of a sub-licensee, if performed by the LICENSEE which would be a breach of this Agreement, then such act or omission shall be deemed to be a breach by the LICENSEE of this Agreement;

2.2.5.	the LICENSEE shall at all times indemnify and keep indemnified the LICENSOR against all or any costs, claims, damages or expenses incurred by the LICENSOR, or for which the LICENSOR may become liable, as a result of the default or negligence of any sub-licensee; and

2.2.6.	the LICENSEE shall within thirty (30) days of the grant of any sub- licence provide the LICENSOR with a certified true copy of the sub- licence agreement at the LICENSEE’s own costs and expenses.

3.	RESPONSIBILITIES OF LICENSEE

3.1.	The LICENSEE shall:

3.1.1.	be responsible for the fulfillment of all procedural, legal, operational requirements for the commercial implementation of the LICENSOR’s TECHNICAL INFORMATION. If applicable, the LICENSEE shall bear all costs and expenses for purposes of obtaining any standard certification of the LICENSED PRODUCTS from any authorized/government authority or body.

3.1.2.	employ its best endeavour to work on the LICENSOR’s TECHNICAL INFORMATION and sell the LICENSED PRODUCTS on a commercial scale.

3.1.3.	use its best efforts to bring the LICENSED PRODUCTS to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the TERM. The LICENSOR may upon request from the LICENSEE provide the necessary assistance to the LICENSEE in the promotion of the LICENSED PRODUCTS which shall include promotional presentation of the LICENSED PRODUCTS to the trade and public at any place that may be determined by the LICENSEE, SUBJECT ALWAYS that any out of pocket expenses and costs in respect thereof of MAIN INVENTOR(S)/licensor research team involved shall be borne by the LICENSEE and the MAIN INVENTOR(S)/Iicensor research team being provided with reasonable due notice by the LICENSEE.

3.1.4.	ensure that the LICENSED PRODUCTS manufactured by or for the LICENSEE comply with the methods of manufacture, specifications, formulae, designs, standards of quality and quality control procedures laid down by the LICENSOR from time to time and with the applicable standards and legal requirements, and free from any defects, either workmanship and materials.

3.1.5.	carry out at its own arrangement and costs, clinical trials and quality control procedures required for the manufacture and sales of the LICENSED PRODUCTS.

3.1.6.	carry out at its own arrangement and costs, to seek funding through legal means including setting up collaborations which may include the setting up of joint venture entity(ies) to enhance development, manufacture and sell the LICENSED PRODUCTS, provided such arrangements have been notified to the LICENSOR.

4.	TERM AND RENEWAL

4.1.	This Agreement shall, irrespective of the diverse dates upon which the Parties may have signed this Agreement, come into force on the EFFECTIVE DATE.

4.2.	This Agreement shall continue and remain in full force and effect for a period of two (2) years + three (3) years commencing on the EFFECTIVE DATE unless terminated earlier by either of the Parties pursuant to the provisions of this Agreement.

4.3.	This Agreement may be renewed for a further term of five (5) year SUBJECT to the conditions that:

4.3.1.	the LICENSEE has performed all its obligations under this Agreement to the satisfaction of the LICENSOR;

4.3.2.	that if a Party intends to enter into a further term it shall give a written notice to the other Party not less than ninety (90) days prior to the expiry of this Agreement; and

4.3.3.	that the Parties enter into a new agreement in respect of the further term.

5.	FINANCIAL CONSIDERATIONS

5.1.	In consideration of the LICENSOR agreeing to grant a licence to use the LICENSOR’s TECHNICAL INFORMATION to conduct further research and/or to manufacture the LICENSED PRODUCTS, and agreeing to grant a license to use, sell or otherwise deal in the LICENSED PRODUCTS manufactured under the aforesaid license, the LICENSEE shall pay a Licensing Fee of [***] per annum for two (2) years from 1 January 2022 to 13 December 2023 and [***] per annum for three (3) years from 1 January 2024 to 31 December 2026.

5.2.	If the technology result in commercialisation, royalty payments will be made to the LICENSOR for the PRODUCTS manufactured by the Licensee which are sold or otherwise disposed of on a commercial basis at any time during the duration of this Agreement at the rate of [***] from the NET PROFIT per year (“ROYALTY”).

5.3.	The payment for Royalties shall be undertaken by Licensee as follows:

5.3.1.	within [***] after Financial Year End account closing or [***] after the approval of the Audited Account of the year, Licensee shall pay to Licensor the royalties and other sums of monies in respect of that year

5.3.2.	within [***] after Financial Year End account closing or [***] after the approval of the Audited Account of the year during the TERM, Licensee shall send to Licensor a written statement showing:

a.	the quantity of the PRODUCTS sold or otherwise disposed of on a commercial basis by LICENSEE during that year;

b.	the NET PROFIT in respect of the quantity of the PRODUCTS so disposed;

c.	the amount of royalties and other sum of monies payable within that year.

6.	CONFIDENTIALITY

6.1.	Each Party shall -

6.1.1.	maintain and keep confidential all information pertaining to the LICENSOR’s TECHNICAL INFORMATION and all other information that it may acquire • from the other Party in the course of this Agreement; and

6.1.2.	respect the other’s proprietary rights in the LICENSOR’s TECHNICAL INFORMATION and all other information that it may acquire from the other Party in the course of this Agreement exclusively for the purposes of this Agreement; and

6.1.3.	use the information pertaining to the LICENSOR’s TECHNICAL INFORMATION and all other information that it may acquire from the other Party in the course of this Agreement exclusively for the purposes of this Agreement; and

6.1.4.	disclose the information pertaining to the LICENSOR’s TECHNICAL INFORMATION and all other information that it may acquire from the other Party in the course of this Agreement only to those of its employees and contractors and sub-licensee pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement.

6.2.	The obligations contained in sub-clause 6.1 above shall not apply to any information pertaining the LICENSOR’s TECHNICAL INFORMATION or other information which -

6.2.1.	prior to receipt thereof from one Party was lawfully in the possession of the other and at its free disposal;

6.2.2.	is subsequently lawfully disclosed to the recipient party without deriving it directly or indirectly from the other Party; or

6.2.3.	is or becomes generally available to the public in Malaysia through no act or default of the recipient party or its agents or employees.

7.	TERMINATION

7.1.	Either Party shall be entitled to issue a notice to the other Party terminating this Agreement if, at any time -

7.1.1.	the other Party commits any continuing or material breach of any of its obligations under this Agreement which either -

a.	is incapable of remedy; or

b.	if capable of remedy, is not remedied within 60 days of its being given notice to do so.

7.1.2.	A petition is presented or an order is made or a resolution is passed for the winding up of the other Party; or

7.1.3.	An administrator or receiver and manager is appointed over, or distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of the other Party; or

7.1.4.	The other Party becomes insolvent or is unable to pay its debts or admits in writing its inability to pay its debts as they fall due or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors; or

7.1.5.	The other Party ceases or threatens to cease to carry on the whole or any substantial part of its business (except for the purposes of a bona fide reconstruction or amalgamation which would not result or cause any failure or inability to duly perform or fulfill any obligation under this Agreement).

7.2.	Following the giving of a notice terminating this Agreement and pursuant to any of the provisions of this Agreement, neither of the Parties shall have any further rights or obligations under this Agreement to the other Party, except in respect of-

7.2.1.	the confidential obligations and pre-existing rights of the Parties hereto;

7.2.2.	any right or obligation under this Agreement which is expressed to apply or continue to be binding after the termination of this Agreement; and

7.2.3.	any rights or obligations which have accrued in respect of any breach of any of the provisions of this Agreement to either Party prior to such termination.

8.	COSTS

8.1.	Subject to sub-clause 8.2, each Party shall bear its own solicitors’ costs of, and incidental to, the preparation of this Agreement.

8.2.	The LICENSEE shall be responsible for the stamping of this Agreement and all costs and expenses incurred in connection thereof.

9.	COMMUNICATIONS

9.1.	Notices

Any notice or other communication to be given under or in respect of this Agreement shall be in writing and may be delivered, given or sent by -

9.1.1.	hand;

9.1.2.	Registered post or express post or courier or other fast postal service; or

9.1.3.	telex, facsimile transmission or other instantaneous electronic media including email.

9.2.	Address

Any notice or other communication to be given under or in respect of this Agreement shall be delivered, given or sent to the addressee at the address or telex or facsimile transmission number, and marked for the attention of the person or officer of the addressee, set out below, or at such other address or telex or facsimile transmission number or marked for the attention of such other person or officer person as the addressee may give notice of to the other Party from time to time:

FOR LICENSOR

Address	[***]
Email	[***]
Attention of	Director

FOR LICENSEE

Address	[***]
Email	[***]
Attention of	Director

9.3.	Language

Any notices and communications to be given under or in respect of this Agreement shall be in the English language or, if in any other language, accompanied by a translation thereof in the English language, certified to be a true and correct translation of the original.

9.4.	Time of service

Any notices and communications to be given under or in respect of this Agreement shall be deemed to have been duly served upon and received by the addressee -

9.4.1.	if delivered by hand prior to 5.00p.m. on a business day, at the time of delivery or, if delivered by hand at any other time, at 9.00a.m. on the next business day following the date of such delivery;

9.4.2.	if sent by registered post, first class post or express or air mail or other fast postal service, on the 3rd business day falling after the date of dispatch; and

9.5.	Proof of service

In proving the giving of a notice or any other document under or in respect of this Agreement, it shall be sufficient to show -

9.5.1.	in the case of facsimile transmission or telex or other instantaneous electronic media, that the notice or other document was duly sent; and

9.5.2.	transmitted from the dispatching terminal as evidenced by a transmission report generated by the dispatching terminal.

10.	NATURE OF AGREEMENT

10.1.	Entire Agreement

This Agreement: -

10.1.1.	constitutes the entire agreement and understanding between the Parties with respect to the matters dealt with in this Agreement;

10.1.2.	was not entered into by the Parties in reliance of any agreement, understanding, warranty or representation of any Party not expressly contained or referred to in this Agreement.

10.2.	Counterparts

This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original, but such counterparts or duplicates shall together constitute but one and the same agreement.

10.3.	Amendments & additions

No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement, of any of the provisions of this Agreement shall be effective unless it is in writing and signed by both Parties.

10.4.	Successors & Assigns

This Agreement shall be binding upon and inure for the benefit of the respective permitted assigns and successors-in-title of the Parties.

10.5.	Invalidity & Severability

If any provision of this Agreement is or may become ineffective under any written law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then -

10.5.1.	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

10.5.2.	the remaining provisions of this Agreement shall remain in full force and effect; and

10.5.3.	the Parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

10.6.	Law

This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia.

10.7.	Waiver

No failure or delay on the part of either Party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise or any right or remedy, as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands on the day ad year first above written.

Signed by for and on behalf of	)
UNIVERSITI SAINS MALAYSIA	)
in the presence of:	)
	)	/s/ Prof. Dato’ Ir. Dr. Abdul Rahman Mohamed
PROF. DATO’ RI. DR. ABDUL RAHMAN MOHAMED, FASc.
Vice-Chancellor

/s/ Prof. Ir. Dr. Srimala Sreekantan
PROF. IR. DR. SRIMALA SREEKANTAN
Director
Centre for Innovation & Consultation

Signed by for and on behalf of	)
VAX BIOTECH SDN. BHD.	)
in the presence of:	)	/s/ Prof. Dr. Norazmi Bni Mohd Nor
PROF. DR. NORAZMI BNI MOHD NOR, FASc
Director

/s/ Dr. Tham Seng Kong
DATO’ DR. THAM SENG KONG
Director

SCHEDULE I: PARTICULARS OF INVENTION

[***]

SCHEDULE II: PARTICULARS OF THE IP

[***]